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                                                                Exhibit 99.p.(i)

                           HL Investment Advisors, LLC
                   Hartford Investment Financial Services, LLC
               (each an "Adviser" or collectively, the "Advisers")
                       The Hartford-Sponsored Mutual Funds

                                 CODE OF ETHICS

Section 1 - Introduction

In accordance with Federal securities laws, the Hartford-sponsored mutual funds (the "Hartford Funds") and each Hartford affiliated registered investment adviser must adopt and administer a code of ethics (the "Code"). The adoption and administration of the Code is predicated upon the following principles: (1) at all times the interests of investment company shareholders and advisory account clients should be placed first; (2) all personal securities transactions should be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) investment personnel should not take inappropriate advantage of their positions.

This Code and the procedures set out herein are designed to prevent (a) the use of any device, scheme or artifice to defraud any Fund for which an Adviser is the investment adviser or sub-adviser; (b) the making of any untrue statement of a material fact to such Fund or the omission of a material fact necessary in order to make the statements made to such Fund, in light of the circumstances in which they were made, not misleading; (c) the engagement in any act, practice or course of business that operates or would operate as a fraud or deceit on such Fund; or (d) the engagement in any manipulative practice with respect to such Fund.

Requirements set forth under this Code are in addition to the obligations employees of the Adviser or Hartford Funds have to comply with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. The Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. is specifically incorporated herein by this reference.

Section 2 - Definitions

(a) "Access Person" means any director, officer, general partner or Advisory Person of the Hartford Funds or of an Adviser including persons defined below as Investment Personnel and Portfolio Managers.

(b) "Account" means any Fund or advisory account for which an Adviser is the investment adviser or sub-adviser.

(c) "Advisory Person" means (i) any employee of an Adviser or a Hartford Fund (or of any company in a control relationship to the Adviser or Hartford Fund), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by any Account, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to any Account or Adviser who obtains information concerning recommendations made to the Account with regard to the purchase or sale of a Covered Security.

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(d)  "Being Considered for Purchase or Sale" as to a Covered Security means when a recommendation to purchase or sell such Covered Security has been made and communicated.

(e) "Covered Security" means any interest or instrument commonly known as a security, except that it shall not include direct obligations of the United States, bankers' acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), securities issued by The Hartford Financial Services Group, Inc., shares of open-end mutual funds (unless an Adviser or its control affiliate acts as adviser or principal underwriter of such fund), variable annuities (unless issued by a control affiliate of an Adviser and variable life insurance products (unless issued by a control affiliate of an Adviser).

(f) "Disinterested Director" means a Director of the Hartford Funds who is not an "interested person" of the funds within the meaning of Section 2(a)(19) of the Investment Company Act.

(g) "Fund" means any investment company registered under the Investment Company Act of 1940.

(h) "Investment Personnel" means (i) any employee of an Adviser (or of any company in a control relationship to the Adviser), who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by an Account; and
(ii) any natural person who controls any Account or Adviser and who obtains information concerning recommendations made to the Account regarding the purchase or sale of securities of the Account. Investment Personnel include Portfolio Managers, analysts and traders of the Advisers who take part in the process of making decisions about Account investments.

(i) "Portfolio Managers" means personnel of the Advisers who make decisions about Account investments.

(j) "Pre-Clearance Effectiveness Period" means the day on which approval pursuant to Section 5(e) of this policy is communicated to the Access Person and the immediately following business day.

(k) "Purchase or Sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

Section 3 - Prohibition on Certain Purchases and Sales of Securities and Related Requirements

(a) Trading Restriction on Access Persons - An Access Person shall not purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is being considered for purchase or sale by any Account or is the subject of a pending order or trade by any Fund or Account. Additionally, if pre-clearance is required in accordance with Section 5(e), an Access Person may not purchase or sell, directly or indirectly, any Covered Security unless pre-clearance approval to make the purchase or sale has been granted in accordance with Section 5(e). If pre-clearance is required in accordance with
Section 5(e), an Access Person may place an order for purchase or sale only during the Pre-Clearance Effectiveness Period, which order may not be revoked or withdrawn by such Access Person outside of the Pre-Clearance Effectiveness Period.

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(b)  Trading Restriction on Portfolio Managers - A Portfolio Manager may not buy
or sell for his or her account a Covered Security within the seven calendar day period before or after an Account that he or she manages, buys or sells that Covered Security. Any profits realized on such trades will be disgorged as determined by the compliance officer of the Advisers.

(c) IPOs - Investment Personnel may not acquire any equity security in an initial public offering.

(d) Private Placements - Investment Personnel may not acquire any security in a private placement pursuant to Section 4(2), Section 4(6) or regulation D under the Securities Act of 1933 without express prior approval by the compliance officer of the Advisers. The compliance officer will maintain a written record of decisions to permit such acquisitions. If, after the purchase, the purchasing party may play a part in the Account's subsequent consideration of an investment in the issuer of the security, the Investment Personnel must make a disclosure to the compliance officer of the Advisers of this potential conflicting interest. If a decision is made to purchase such a security for the Account, an independent review of the investment decision will be made, and a written record of such review will be maintained, by Investment Personnel with no personal interest in the issuer.

(e) Short-term Trades - Investment Personnel may not profit from the purchase and sale, or sale and purchase of a Covered Security for his or her account within 60 calendar days without a written exemption from the compliance officer of the Advisers. Any profits realized in short-term trades not subject to a written exemption will be disgorged as determined by the compliance officer. Equity securities with a market capitalization of at least $5 billion are not subject to this restriction.

(f) Prohibition on Market Timing and Late Trading in Hartford Advised or Underwritten Funds - Access Persons may not engage, directly or indirectly, in any transaction in shares of any mutual fund where an Adviser or a control affiliate acts as adviser or principal underwriter of such fund which is (i) in violation of Rule 22c-1 under the Investment Company Act of 1940 or (ii) in violation of or more frequent than is permitted by the prospectus for such fund (or by the prospectus for a variable product investing in such fund) or by The Hartford Investment and Savings Plan.

(g) Gifts - Access Persons may not accept gifts beyond those courtesies deemed to be customary, reasonable and proper under the particular business circumstances from any person or entity that does business with or on behalf of any Account. Acceptance of all gifts must be in accordance with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc.

(h) Service on Boards of Directors - Access Persons may not serve on the board of directors of a company unless such service is approved in accordance with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. Additionally, Access Persons must provide notice of any approved service on a board of directors to the compliance officer of the Advisers.

Section 4 - Exempted Transactions

The trading restrictions of Section 3 of this Code shall not apply to:

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(a)  Purchases or sales effected in any personal investment account over which the Access Person has no direct influence or control. (An Access Person is presumed to have direct influence or control over the account of a spouse, minor child or other dependent relatives.);

(b) Purchases or sales which are non-volitional on the part of either the Access Person or an Account;

(c) Purchases which are part of any automatic dividend reinvestment plan or stock purchase plan;

(d) Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(e) Purchases and sales of exchange traded securities designed to replicate specific indices, or sub-components of an index, such as SPDRS, Diamonds, Midcap SPDRS and WEBS.

Section 5 - Compliance Procedures

(a) Initial and Annual Holdings Report - Within ten days of becoming an Access Person and not later than January 30th of each year thereafter, each Access Person must submit a report to the compliance officer of the Advisers with the information listed below.

(1) The title, number of shares, the exchange ticker symbol or cusip number and principal amount of all Covered Securities owned by the Access Person.

(2) The name of any broker, dealer or bank with which the Access Person maintains a securities account.

(3) The date the report is submitted. The report should contain information that is no more than 30 days old. With respect to securities held in The Hartford Investment and Savings Plan, in lieu of the report described above, Access Persons may confirm in writing a composite record retained by the Advisers of the information required in the report. When reporting with respect to variable products which invest in Covered Securities, the report should include the above information with respect to the underlying Covered Securities.

(b) Quarterly Reporting - Every Access Person shall, within ten days of the end of each calendar quarter, submit a report to the compliance officer of the Advisers, with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Covered Security, the information listed below.

(1) The date of the transaction, the title, the exchange ticker symbol or cusip number and the number of shares, and the principal amount of each Covered Security involved.

(2) The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition).

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(3)  The price at which the transaction was effected.

(4) The name of the broker, dealer or bank with or through whom the transaction was effected.

(5) If the Access Person has established a brokerage account during the quarterly period, the name of the broker, dealer or bank and the date the account was established.

(6)  The date the report is submitted.

(c) Review of Reports - The compliance officer of the Advisers or a designee shall be responsible for reviewing all reports referenced above.

(d) Confirmations - Access Persons must direct their brokers to send duplicate copies of confirmations for all Covered Security transactions to the compliance officer of the Advisers. Access Persons need not make the reports required by
Section 5(b) with respect to investments in The Hartford Investment and Savings Plan, so long as all of the information required thereby has otherwise been provided to the compliance officer in the time period required by Section 5(b).

(e) Pre-Clearance - All Access Persons must preclear with the compliance officer of the Advisers trades in all fixed income Covered Securities. The compliance officer will consider, but not be limited to considering the following: is the Access person aware that a Covered Security is being considered for purchase or sale by any Account or Hartford Fund; does the Access Person have any material non-public information concerning the issuer of the Covered Security; are any order or trades of an Account or Hartford Fund pending for the Covered Security. The compliance officer may contact credit analysts or Portfolio Managers to affirm that a Covered Security is not under consideration.

(f) Training - All new Access Persons shall be trained, as appropriate, regarding the requirements of this Code. In addition, Access Persons will receive periodic updates, as appropriate, regarding compliance with this Code. Training typically takes place through organized seminars or meetings, though computer-based training may also be used. Other training methods may be used if found suitable by the compliance officer of the Advisers.

(g) Annual Certification - Access Persons must certify annually that they have read and understand the Code and have complied with its requirements.

(h) Report to Board - On an annual basis management of the Hartford Funds and each Adviser which provides services to those funds must submit to the Boards of Directors of those funds a written report which:

(1) Describes any issues arising under the Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(2) Certifies that the funds and each Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

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(i)  A Disinterested Director of the Hartford Funds shall not be subject to the foregoing except where such Disinterested Director knew, or in the ordinary course of fulfilling his official duties as a director, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the director such security was purchased or sold by the fund or such purchase or sale is or was considered by the fund or its investment adviser.

(j) Determination of Access Persons - The compliance officer of the Advisers shall determine, from time to time, the identity of the persons meeting the definition of "Access Persons" and, to the extent necessary for the administration of this policy, each subcategory thereof, including, "Advisory Persons," "Investment Personnel," and "Portfolio Managers". The determination of the compliance officer of the Advisers shall be final.

(k) Exemptions - The reporting requirements of Sections 5(a), (b) and (d) of this Code shall not apply to transactions described in Section 4(a) of this Code. The pre-clearance requirement of Section 5 of this Code shall not apply to transactions described in Section 4 of this Code.

Section 6 - Sanctions

Upon discovering a violation of this Code, the Advisers' Board of Directors may impose such sanctions as it deems appropriate, including, among other things, a letter of sanction, suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the appropriate entity's President and the Director of Compliance for The Hartford Financial Services Group, Inc.

Section 7 - Exemptive Procedure

The compliance officer of the appropriate Adviser may, after consultation with the Director of Compliance of The Hartford Financial Services Group, Inc. and the Hartford Life General Counsel, grant exemptions from the requirements in this Code in appropriate circumstances. In addition, violations of the provisions regarding personal trading will presumptively be subject to being reversed in the case of a violative purchase, and to disgorgement of any profit realized from the position by payment of the profit to any client disadvantaged by the transaction, or to a charitable organization, as determined by the appropriate Adviser, unless the violator establishes to the satisfaction of the Adviser that under the particular circumstances disgorgement would be an unreasonable remedy for the violation.

Approved by the Funds: April 26, 2001
Revised: February 2002
Revised: April 2002
Revised: August 2003
Revised: April 2004